Immediate Release

Company Contact:	Investor Relations Contact:
Timothy Pham	Mark Collinson
Vice President and Director	Partner, CCG Investor Relations
714-843-5456	310-231-8600 X117
cavicohq@cavico.us	mark.collinson@ccgir.com

Cavico Corp. Engages Accounting Firm

Hanoi, Vietnam, April 17, 2008, Cavico Corp., (OTCBB:CVIC) announced today that it has retained as its independent registered public accounting firm effective April 15, 2008, PMB Helin Donovan, LLP. PMB Helin Donovan, LLP replaces Jaspers + Hall, PC who was dismissed on April 15, 2008.

The Company has not, during the two most recent fiscal years and through April 15, 2008, consulted PMB Helin Donovan LLP regarding either the application of accounting principles to a specified transaction or the type of audit opinion that might be given on the Company's financial statements.

The Company's Audit Committee reviewed and the Board of Directors approved the recommendation to change independent registered public accounting firms.

"We are pleased to be working with PMB Helin Donovan, LLP. We believe that their SEC expertise and Vietnam experience will be a good fit with Cavico," said Hung Manh Tran, Cavico’s Executive Vice President and Director.

During the two most recent fiscal years and through April 15, 2005, there have been no disagreements with Jaspers and Hall, PC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if they had not been resolved to Jaspers and Hall’s satisfaction or which would have caused them to make reference to the disagreements in their reports on the Company's financial statements.

“We are pleased to have the opportunity to work with Cavico, one of Vietnam’s premier companies” said Michael Berg, Partner PMB Helin Donovan.

PMB Helin Donovan LLP is a registered accounting firm with the Public Company Accounting Oversight Board (“PCAOB”) and the American Institute of Certified Public Accountants (“AICPA”). PMB Helin Donovan has an expertise in providing guidance to public companies with extensive experience with SEC registration and filing procedures and with Sarbanes-Oxley compliance.

About PMB Helin Donovan
PMB Helin Donovan, LLP represents more than fifty public companies both nationally and internationally with over 1,000 tax clients and approximately 250 audit clients. PMB Helin Donovan, LLP is a full-service regional accounting firm with 14 partners and over 70 staff, 42 of whom are CPAs. The firm has offices in San Francisco and Irvine, California, Austin and Houston, Texas and Spokane and Seattle, Washington.

PMB Helin Donovan is a member of Russell Bedford International, an association of CPA firms with offices across the United States and in over 75 different countries.
Website: http://www.pmbhd.com

About Cavico Corp. (OTCBB:CVIC)
Cavico is focused on large infrastructure projects which include the construction of hydropower facilities, dams, bridges, tunnels, roads, mines and urban buildings. Cavico is also making investments in hydropower facilities, cement production plants and urban developments in Vietnam. Headquartered in Hanoi, with 3000 employees at projects worldwide, the company has offices throughout Vietnam and a satellite office in Australia.

Founded in 2000, Cavico is a major infrastructure construction, infrastructure investment and natural resources conglomerate headquartered in Hanoi, Vietnam. Cavico is highly respected for its core competency in the construction of mission-critical infrastructure including hydroelectric plants, highways, bridges, tunnels, ports and urban community developments. One of the company’s primary competitive advantages is its ability to nurture a project “from concept through completion” with a vertical portfolio of interrelated investment, permitting, design, construction management and facility maintenance services. Cavico’s project partners include top multi-national corporations and government organizations. The company employs more than 3,000 people. For more information, visit http://www.cavicocorp.com .

Forward-Looking Statements

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to successfully and timely complete construction projects; the Company’s ability to convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in governmental appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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